                                                    EXHIBIT 23



The Retirement Plans Committee
Thomas & Betts Corporation

We consent to incorporation by reference in Registration Statement Nos. 33-56789, 333-93101 and 333-80435 of Thomas & Betts Corporation on Form S-8 of our report dated June 9, 2000, relating to the statements of net assets available for benefits of Thomas & Betts Corporation Employees' Investment Plan as of December 31, 1999, and 1998 and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 1999 which report appears in the December 31, 1999, Annual Report on Form 11-K of Thomas & Betts Corporation Employees' Investment Plan.

KPMG LLP




Memphis, Tennessee
June 20, 2000




                                       -18-